EXHIBIT 10.26

iPASS INC.

KEY EMPLOYEE CORPORATE TRANSACTION AND SEVERANCE BENEFIT PLAN

SECTION 1.	Introduction.

The iPass Inc. Key Employee Corporate Transaction and Severance Benefit Plan (the “Plan”) is hereby established effective May 29, 2008  (the “Effective Date”) and is hereby amended and restated effective December 23, 2008.  The purpose of the Plan is to provide for the payment of severance benefits to certain eligible key employees of iPass Inc. (the “Company”) or its Affiliates (as such term is defined below) in the event that such employees are subject to qualifying employment terminations occurring within eighteen (18) months following a Corporate Transaction (as such term is defined below).  This Plan shall provide the exclusive severance benefits for which each Participant of this Plan is eligible to receive in the event of a qualifying employment termination occurring within eighteen (18) months following a Corporate Transaction, and shall supersede any other severance plan (including but not limited to the iPass, Inc. Severance Benefit Plan originally established effective January 1, 2001, as amended), or change in control plan, policy, or practice, whether written or unwritten, with respect to eligibility for and receipt of severance benefits in the event of a qualifying employment termination occurring within eighteen (18) months following a Corporate Transaction.  This document also constitutes the Summary Plan Description for the Plan.

SECTION 2.	Definitions.

For purposes of the Plan, except as set forth in an applicable Participation Notice, the following terms are defined as follows:

(a) “Affiliate” means a “parent corporation” of the Company or a “subsidiary corporation” of the Company (whether now or hereafter existing), as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) “Base Salary” means the Participant’s weekly base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the weekly rate in effect during the last regularly scheduled payroll period immediately preceding the date of the Covered Termination.

(c) “Board” means the Board of Directors of iPass Inc.

(d) “Cause” shall mean the occurrence of any of the following (and only the following): (i) conviction of the Participant of any felony involving fraud or act of dishonesty against the Company or its Affiliates; (ii) conduct by the Participant which, based upon good faith and reasonable factual investigation and determination of the Company, demonstrates gross unfitness to serve; or (iii) intentional, material violation by the Participant of any contractual, statutory, or fiduciary duty of the Participant to the Company or its Affiliates.

(e) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Company” means iPass Inc. or, following a Corporate Transaction which is a sale of assets or a merger in which iPass Inc. is not the surviving entity, the entity to which the assets are sold or the surviving entity resulting from such transaction, respectively.

(h) “Corporate Transaction” shall mean the occurrence of either of the following events:

(i) the sale of all or substantially all of the assets of the Company; or

(ii) a merger of the Company with or into another entity in which the stockholders of the Company immediately prior to the closing of the transaction own less than a majority of the ownership interest of the Company immediately following such closing; provided, however, for purposes of determining whether the stockholders of the Company prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person’s ownership afterwards.

Once a Corporate Transaction has occurred, no future events shall constitute a Corporate Transaction for purposes of the Plan.

(i) “Covered Termination” means an Involuntary Termination Without Cause which occurs within eighteen (18) months after a Corporate Transaction.  The foregoing notwithstanding, the following events shall not constitute a Covered Termination:  (i) the Participant resigns his or her employment with the Company for any reason; (ii) the Participant’s employment is terminated, but the Participant is subsequently rehired within thirty-two (32) days after such termination of employment by the Company or an Affiliate for a Substantially Equivalent Position as the Participant’s last position with the Company or an Affiliate; and (iii) in connection with a Corporate Transaction, the Participant’s employment is terminated but prior to such termination the Participant is offered but does not accept a Substantially Equivalent Position with the Company or an Affiliate of the Company or the entity acquiring the Company or its assets pursuant to the Corporate Transaction.

(j) “Eligible Employee” means an individual who is (i) employed by the Company or its Affiliates, and (ii) has been designated an Eligible Employee by the Plan Administrator in its sole discretion (either by a specific designation or by virtue of being a member of a class of employees who have been so designated).

(k) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l) “Involuntary Termination Without Cause” means a termination by the Company of a Participant’s employment relationship with the Company or an Affiliate of the Company for any reason other than for Cause resulting in a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition of “termination of employment” thereunder).

(m) “Participant” means an individual (i) who is an Eligible Employee and (ii) who has received a Participation Notice from the Company and executed and returned such Participation Notice to the Company.  The determination of whether an employee is a Participant shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.

(n) “Participation Notice” means the latest notice delivered by the Company to a Participant informing the employee that the employee is a Participant in the Plan, substantially in the form of Annex I hereto.

(o) “Plan Administrator” means the Board or any committee duly authorized by the Board to administer the Plan.  The Plan Administrator may, but is not required to be, the Compensation Committee of the Board or the Chief Executive Officer as a committee composed of one individual.  The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.

(p) “Substantially Equivalent Position” is one that offers the Participant substantially the same Base Salary.

SECTION 3.	Eligibility For Benefits.

(a) General Rules.  Subject to the limitations set forth in this Section 3 and Section 5, in the event of a Covered Termination, the Company shall provide the severance benefits described in Section 4 to each affected Participant.  For the avoidance of doubt, a person who is not (and was not) a Participant shall not be eligible for benefits pursuant to the Plan whether or not such person is (or was) an Eligible Employee.

(b) Exceptions to Benefit Entitlement.  A Participant will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Plan Administrator in its sole discretion:

(i) The Participant has executed an individually negotiated employment contract or agreement with the Company relating to severance or change in control benefits that is in effect on his or her termination date and which provides benefits that the Plan Administrator, in its sole discretion, determines to be of greater value than the benefits provided for in this Plan, in which case such Participant’s severance benefit, if any, shall be governed by the terms of such individually negotiated employment contract or agreement and shall be governed by this Plan only to the extent that the reduction pursuant to Section 5(b) below does not entirely eliminate benefits under this Plan.

(ii) The Participant is entitled to receive benefits under another severance benefit plan maintained by the Company on his or her termination date and which provides benefits that the Plan Administrator, in its sole discretion, determines to be of greater value than the benefits provided for in this Plan, in which case such Participant’s severance benefit, if any, shall be governed by the terms of such other severance benefit plan and shall be governed by this Plan only to the extent that the reduction pursuant to Section 5(b) below does not entirely eliminate benefits under this Plan.

(iii) The Participant’s employment terminates or is terminated for any reason other than a Covered Termination.

(iv) The Participant does not confirm in writing that he or she shall be subject to the Company’s Employee Proprietary Information and Inventions Agreement.

(v) The Participant has failed to execute or has revoked the release within the applicable period of time specified in Section 5(a).

(vi) The Participant has failed to return all Company Property.  For this purpose, “Company Property” means all paper and electronic Company documents (and all copies thereof) created and/or received by the Participant during his or her period of employment with the Company and other Company materials and property which the Participant has in his or her possession or control, including, but not limited to, Company files, notes, drawings records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, leased vehicles, computers, computer equipment, software programs, facsimile machines, mobile telephones, servers), credit and calling cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  As a condition to receiving benefits under the Plan, Participants must not make or retain copies, reproductions or summaries of any such Company documents, materials or property.  However, a Participant is not required to return his or her personal copies of documents evidencing the Participant’s hire, termination, compensation, benefits and stock options and any other documentation received as a shareholder of the Company.

(c) Termination of Benefits.  A Participant’s right to receive benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Participant is receiving benefits hereunder, the Participant, without the prior written approval of the Plan Administrator:

(i) willfully breaches a material provision of the Company’s Employee Proprietary Information and Inventions Agreement (or similar agreement);

(ii) encourages or solicits any of the Company’s then current employees to leave the Company’s employ for any reason or interferes in any other manner with employment relationships at the time existing between the Company and its then current employees; or

(iii) induces any of the Company’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees or other third party to terminate their existing business relationship with the Company or interferes in any other manner with any existing business relationship between the Company and any then current client, customer, supplier, vendor, distributor, licensor, licensee or other third party.

SECTION 4.	Amount of Benefits.

In the event of a Participant’s Covered Termination, the Participant shall be entitled to receive the benefits provided by this Section 4 except as may otherwise be provided in the Participant’s Participation Notice.

(a) Base Salary Severance Benefits.  The Company shall make a cash severance payment to the Participant in an amount equal to fifteen (15) weeks of Base Salary, as in effect on the date of a Covered Termination.  Such severance payments shall be paid in accordance with Section 6.

(b) Bonus Severance Benefits.  In addition to cash severance benefits pursuant to Section 4(a), a Participant will be eligible for additional cash severance benefits if the Participant is either (i) not in the Company’s sales organization and is a participant, at the time of termination of employment, in a Company Management Business Objectives bonus program (such bonus program to be considered the “MBO Program” and such Participants to be considered “MBO Participants”), or (ii) is in the Company’s sales organization and is a participant, at the time of termination of employment, in a written Sales Compensation Plan (such Eligible Employees to be considered “Sales Plan Participants”).  MBO Participants shall receive a bonus cash severance benefit equal to one and one-half  (1.5) times the quarterly target bonus amount in effect during the quarter in which the date of termination occurs under the MBO Program applicable to each such MBO Participant.  Sales Plan Participants shall receive a bonus cash severance benefit equal to one and one-half (1.5) times the amount of sales commissions that the Sales Plan Participant would have earned under the applicable Sales Compensation Plan if the Sales Plan Participant’s employment had not been terminated during the quarter, based on sales that close during such quarter, if any.  The bonus cash severance benefits will be paid to the MBO Participants at the same time that cash severance benefits are paid to such Participants pursuant to Section 4(a).  The bonus cash severance benefits will be paid to the Sales Plan Participants on the same schedule as Sales Compensation Plan commissions are paid to employees whose employment has not been terminated.  Eligible Employees who are neither MBO Participants nor Sales Plan Participants will receive no bonus cash severance benefits.

(c) Heath Continuation Coverage.

(i) Provided that the Participant is eligible for, and has made an election at or timely after the Covered Termination pursuant to COBRA under a health, dental, or vision plan sponsored by the Company, each such Participant shall be entitled to payment by the Company of all of the applicable premiums (inclusive of premiums for the Participant’s dependents for such health, dental, or vision plan coverage as in effect immediately prior to the date of the Covered Termination) for such health, dental, or vision plan coverage for a period of five (5) months following the date of the Covered Termination with such coverage counted as coverage pursuant to COBRA.

(ii) No such premium payments (or any other payments for health, dental, or vision coverage by the Company) shall be made following the Participant’s death or the effective date of the Participant’s coverage by a health, dental, or vision insurance plan of a subsequent employer.  Each Participant shall be required to notify the Plan Administrator immediately if the Participant becomes covered by a health, dental, or vision insurance plan of a subsequent employer.  Upon the conclusion of such period of insurance premium payments made by the Company, the Participant will be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA period.

(iii) For purposes of this Section 4(c), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the Participant under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant.

(d) Option Grant and Restricted Stock Vesting Acceleration.  Upon a Covered Termination, (i) the vesting and exercisability of all outstanding options to purchase the Company’s common stock and all restricted stock issued pursuant to any equity incentive plan of the Company that are held by the Participant on such date shall be accelerated in full, and (ii) any reacquisition or repurchase rights held by the Company with respect to common stock issued or issuable (or with respect to similar rights or other rights with respect to stock of the Company issued or issuable pursuant to any equity incentive plan of the Company) pursuant to any other stock award granted to the Participant by the Company shall lapse.  Notwithstanding the provisions of this Section 4(d), in the event that the provisions of this Section 4(d) regarding acceleration of vesting of a stock award would adversely affect a Participant’s stock award (including, without limitation, its status as an incentive stock option under Section 422 of the Code) that is outstanding on the date the Participant commences participation in the Plan, such acceleration of vesting shall be deemed null and void as to such option or other stock award unless the affected Participant consents in writing to such acceleration of vesting as to such option or other stock award within thirty (30) days after becoming a Participant in the Plan.

(e) Other Employee Benefits.  All other benefits (such as life insurance, disability coverage, and 401(k) plan coverage) shall terminate as of the Participant’s termination date (except to the extent that a conversion privilege may be available thereunder).

(f) Additional Benefits.  Notwithstanding the foregoing, the Plan Administrator may, in its sole discretion, provide benefits in addition to those pursuant to Sections 4(a), 4(b), 4(c) and 4(d) to one or more Participants chosen by the Plan Administrator, in its sole discretion, and the provision of any such benefits to a Participant shall in no way obligate the Company to provide such benefits to any other Participant, even if similarly situated.

SECTION 5.	Limitations on Benefits.

(a) Release.  In order to be eligible to receive benefits under the Plan, a Participant must execute a general waiver and release in substantially the form attached hereto as Exhibit A, Exhibit B, or Exhibit C, as appropriate, and such release must become effective in accordance with its terms within sixty (60) days following a Covered Termination; provided, however, no such release shall require the Participant to forego any unpaid salary, any accrued but unpaid vacation pay or any benefits payable pursuant to this Plan.  With respect to any outstanding option held by the Participant, no provision set forth in this Plan granting the Participant additional rights to exercise the option can be exercised unless and until the release becomes effective.  Unless a Corporate Transaction has occurred, the Plan Administrator, in its sole discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with the Participant.

(b) Certain Reductions.  The Plan Administrator, in its sole discretion, shall have the authority to reduce a Participant’s severance benefits, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Participant by the Company that become payable in connection with the Participant’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or comparable state law (collectively, the “WARN Act”), (ii) a written employment or severance agreement with the Company, or (iii) any Company policy or practice providing for the Participant to remain on the payroll for a limited period of time after being given notice of the termination of the Participant’s employment.  The benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations and other contractual obligations of the Company, including benefits provided by offer letter or employment agreements, that may arise out of a Participant’s termination of employment, and the Plan Administrator shall so construe and implement the terms of the Plan.  The Plan Administrator’s decision to apply such reductions to the severance benefits of one Participant and the amount of such reductions shall in no way obligate the Plan Administrator to apply the same reductions in the same amounts to the severance benefits of any other Participant, even if similarly situated.  In the Plan Administrator’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory or other contractual obligations.

(c) Parachute Payments.  Except as otherwise provided in an agreement between a Participant and the Company, if any payment or benefit the Participant would receive in connection with a Corporate Transaction from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in a manner necessary to provide the Participant with the greatest economic benefit.  If more than one manner of reduction of payments or benefits necessary to arrive at the Reduced Amount yields the greatest economic benefit, the payments and benefits shall be reduced pro rata.

(d) Mitigation.  Except as otherwise specifically provided herein, a Participant shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of the Participant’s termination of employment with the Company, except for health continuation coverage provided pursuant to Section 4(c).

(e) Non-Duplication of Benefits.  Except as otherwise specifically provided for herein, no Participant is eligible to receive benefits under this Plan or pursuant to other contractual obligations more than one time.  This Plan is designed to provide certain severance pay and change in control benefits to Participants pursuant to the terms and conditions set forth in this Plan.  The payments pursuant to this Plan are in addition to, and not in lieu of, any unpaid salary or benefits to which a Participant may be entitled for the period ending with the Participant’s Covered Termination.

SECTION 6.	Time of Payment and Form Of Benefits.

(a) General Rules.  Except as otherwise set forth in this Plan, the cash severance benefits under Section 4(a) of the Plan, if any, shall be paid in a single lump sum payment on the first payroll date following the Participant’s Covered Termination.  In no event shall payment of any Plan benefit set forth in Section 4 be made prior to the effective date of the release described in Section 5(a).  For the avoidance of doubt, in the event of an acceleration of the exercisability of an option (or other award) pursuant to Section 4(d), such option (or other award) shall not be exercisable with respect to such acceleration of exercisability unless and until the effective date of the release described in Section 5(a).

(b) Application of Section 409A.  Any cash severance payments provided under Sections 4(a) and 4(b), and any additional benefits provided under Section 4(e), shall be paid no later than the later of: (i) December 31st of the calendar year in which the Covered Termination occurs, or (ii) the fifteenth (15th) day of the third calendar month following the date of the Covered Termination.  It is the intention of the preceding sentence to apply the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) to such payments.

(c) Withholding.  All payments under the Plan will be subject to all applicable withholding obligations of the Company, including, without limitation, obligations to withhold for federal, state and local income and employment taxes.

(d) Indebtedness of Participants.  If a Participant is indebted to the Company on the effective date of his or her Covered Termination, the Plan Administrator reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

SECTION 7.	Reemployment.

In the event of a Participant’s reemployment by the Company during the period of time in respect of which severance benefits pursuant to Section 4(a), 4(b), 4(c), 4(d) or 4(e) have been paid, the Plan Administrator, in its sole and absolute discretion, may require such Participant to repay to the Company all or a portion of such severance benefits as a condition of reemployment.

SECTION 8.	Right To Interpret Plan; Amendment and Termination.

(a) Exclusive Discretion.  The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan.  The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b) Amendment or Termination.  The Company reserves the right to amend or terminate this Plan, any Participation Notice issued pursuant to the Plan, or the benefits provided hereunder at any time; provided, however, that no such amendment or termination shall occur following a Corporate Transaction or a Covered Termination as to any Participant who would be adversely affected by such amendment or termination unless such Participant consents in writing to such amendment or termination.  Any action amending or terminating the Plan or any Participation Notice shall be in writing and executed by a duly authorized officer of the Company.

SECTION 9.	No Implied Employment Contract.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or an affiliate of the Company, or (ii) to interfere with the right of the Company or an affiliate of the Company to discharge any employee or other person at any time, with or without cause, and with or without advance notice, which right is hereby reserved.

SECTION 10.	Legal Construction.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.

SECTION 11.	Claims, Inquiries And Appeals.

(a) Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative).  The Plan Administrator is set forth in Section 13(d).

(b) Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial.  Any electronic notice will comply with the regulations of the U.S. Department of Labor.  The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions upon which the denial is based;

(iii) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(iv) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 11(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c) Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied.  A request for a review shall be in writing and shall be addressed to:

iPass Inc.
Attn: Vice President of Human Resources
3800 Bridge Parkway
Redwood Shares, CA 94065

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim.  The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim.  The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review.  The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period.  This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review.  The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions upon which the denial is based;

(iii) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(iv) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e)           Rules and Procedures.  The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims.  The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)           Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 11(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 11(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal.  Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits specified in this Section 11, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

SECTION 12.	Basis Of Payments To And From Plan.

All benefits under the Plan shall be paid by the Company.  The Plan shall be unfunded, and all benefits hereunder shall be paid only from the general assets of the Company.

SECTION 13.	Other Plan Information.

(a) Employer and Plan Identification Numbers.  The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 93-1214598.  The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is [504].

(b) Ending Date for Plan’s Fiscal Year.  The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c) Agent for the Service of Legal Process.  The agent for the service of legal process with respect to the Plan is:

iPass Inc.
Attn: General Counsel
3800 Bridge Parkway
Redwood Shares, CA 94065

(d) Plan Sponsor and Administrator.  The “Plan Sponsor” of the Plan is:

iPass Inc.
Attn: Vice President of Human Resources
3800 Bridge Parkway
Redwood Shares, CA 94065

The “Plan Administrator” of the Plan is as set forth in Section 2(o).  The Plan Sponsor’s and Plan Administrator’s telephone number is (650) 232-4100.  The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

SECTION 14.	Statement Of ERISA Rights.

Participants in this Plan (which is a welfare benefit plan sponsored by iPass Inc.) are entitled to certain rights and protections under ERISA.  If you are a Participant, you are considered a participant in the Plan for the purposes of this Section 14 and, under ERISA, you are entitled to:

(a) Receive Information About Your Plan and Benefits.

(i) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(ii) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description.  The Administrator may make a reasonable charge for the copies; and

(iii) Receive a summary of the Plan’s annual financial report, if applicable.  The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

(b) Prudent Actions By Plan Fiduciaries.  In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c) Enforce Your Rights.

(i) If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

(ii) Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within thirty (30) days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

(iii) If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

(iv) If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d) Assistance With Your Questions.  If you have any questions about the Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

SECTION 15.	General Provisions.

(a) Notices.  Any notice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 13(d) and, in the case of a Participant, at the address as set forth in the Company’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.

(b) Transfer and Assignment.  The rights and obligations of a Participant under this Plan may not be transferred or assigned without the prior written consent of the Company.  This Plan shall be binding upon any surviving entity resulting from a Corporate Transaction and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c) Waiver.  Any Party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of this Plan.  The rights granted the Parties herein are cumulative and shall not constitute a waiver of any Party’s right to assert all other legal remedies available to it under the circumstances.

(d) Severability.  Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(e) Section Headings.  Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

SECTION 16.	Execution.

To record the adoption of the Plan as set forth herein, iPass Inc. has caused its duly authorized officer to execute the same as of the Effective Date.

iPass Inc.

By:     /s/ Frank E. Verdecanna

Title:  Chief Financial Officer

                                                              ..

ANNEX I

IPASS INC. KEY EMPLOYEE CORPORATE TRANSACTION AND SEVERANCE BENEFIT PLAN

PARTICIPATION NOTICE

To:

Date:

iPass Inc. (the “Company”) has adopted the iPass Inc. Key Employee Corporate Transaction and Severance Benefit Plan (the “Plan”).  The Company is providing you with this Participation Notice to inform you that you have been designated as a Participant in the Plan.

A copy of the Plan document is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan and this Participation Notice, which together also constitute a summary plan description of the Plan.

This Plan shall provide the exclusive severance benefits for which you are eligible in the event of a Covered Termination (as defined in the Plan) occurring within eighteen (18) months following a Corporate Transaction (as defined in the Plan), and, with respect to such Covered Termination, this Plan supersedes any and all severance or change in control benefits payable to you as set forth in any plan or agreement, including offer letters, with the Company entered into prior to the date hereof.

Please return to [____] a copy of this Participation Notice signed by you and retain a copy of this Participation Notice, along with the Plan document, for your records.

iPass Inc.

By:

Its:

                                                               ..

ACKNOWLEDGEMENT

The undersigned Participant hereby acknowledges receipt of the foregoing Participation Notice.  In the event the undersigned holds outstanding stock options or restricted stock as of the date of this Participation Notice, the undersigned hereby:*

☐	accepts all of the benefits of Sections 4(d) of the Plan regardless of any potential adverse effects on any outstanding option, restricted stock or other stock award
☐
accepts the benefits of Section 4(d) of the Plan that have no adverse effect on outstanding options, restricted stock or other stock awards and rejects the benefits of Section 4(d) of the Plan as to those outstanding options, restricted stock and other stock awards that would have potential adverse effects

☐	other (please describe): ____________________________________________
__________________________________________________________________
__________________________________________________________________
__________________________________________________________________
__________________________________________________________________

The undersigned acknowledges that the undersigned has been advised to obtain tax and financial advice regarding the consequences of this election including the effect, if any, on the status of the stock options or restricted stock for tax purposes under Sections 409A and 422 of the Internal Revenue Code.

Print name

*  Please check one box; failure to check a box will be deemed the selection of the second alternative (i.e., accepting the benefits of Sections 4(d) of the Plan that have no adverse effect on outstanding options, restricted stock or other stock awards and rejecting the benefits of Sections 4(d) of the Plan as to those outstanding options, restricted stock and other stock awards that would have potential adverse effects).

                                                                 ..

For Employees Age 40 or Older
Individual Termination

Exhibit A

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the iPass Inc.  Key Employee Corporate Transaction and Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under the Company’s Employee Proprietary Information and Inventions Agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release iPass Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement (collectively, the “Released Claims”).  The Released Claims include, but are not limited to:  (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law;  or (2) any rights which are not waivable as a matter of law.  In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA.  I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release provided that I do not revoke it (“Effective Date”).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder, including but not limited to any unknown claims.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me, and I must not revoke it thereafter.

Employee

Name:

Date:

                                                             ..

For Employees Age 40 or Older
Group Termination

Exhibit B

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the iPass Inc. Key Employee Corporate Transaction and Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under the Company’s Employee Proprietary Information and Inventions Agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release iPass Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement (collectively, the “Released Claims”).  The Released Claims include, but are not limited to:  (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law;  or (2) any rights which are not waivable as a matter of law.  In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA.  I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have forty-five (45) days to consider this Release (although I may choose to voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release provided that I do not revoke it (“Effective Date”).

I have received with this Release all of the information required by the ADEA, including without limitation a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated, along with information on the eligibility factors used to select employees for the group termination and any time limits applicable to this group termination program.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder, including but not limited to any unknown claims.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than forty-five (45) days following the date it is provided to me, and I must not revoke it thereafter.

Employee

Name:

Date:

                                                             ..

For Employees Under Age 40
Individual and Group Termination

Exhibit C

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the iPass Inc. Key Employee Corporate Transaction and Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under the Company’s Employee Proprietary Information and Inventions Agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release iPass Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement (collectively, the “Released Claims”).  The Released Claims include, but are not limited to:  (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act (as amended).  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law;  or (2) any rights which are not waivable as a matter of law.  In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder, including but not limited to any unknown claims.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than fourteen (14) days following the date it is provided to me.

Employee

Name:

Date: